Exhibit 10.4

XXXX NATIONWIDE LIFE INSURANCE COMPANY OF AMERICA
300 Continental Drive, Newark, DE 19713
(referred to as the Company or the Insurer)

AMENDED AND RESTATED
SPLIT-DOLLAR COLLATERAL ASSIGNMENT

Policy Number:                      4,282,668

Insureds:                                Joseph W. Packer, Jr. and Diane B. Packer

Owner/Assignors:                   Joseph W. Packer, Jr. and Diane B. Packer

Assignee:                                Prudential Savings Bank

Effective Date:                        November 19, 2008

RECITALS

WHEREAS, the Assignors previously assigned to the Assignee certain interests in the Policy as security for certain liabilities of the Assignors to the Assignee in connection with a split-dollar arrangement regarding the Policy in accordance with Rev. Rul. 64-328, 1964 C.B. 11, pursuant to a Split-Dollar Collateral Assignment dated June 22, 1994 (the “Prior Assignment”);

WHEREAS, concurrently with the Prior Assignment, the Assignors and the Assignee entered into a Split-Dollar Agreement dated June 22, 1994 (the “Agreement”);

WHEREAS, Section 7 of the Agreement permits either party, with the consent of the other party, to terminate the Agreement by giving written notice of termination to the other party;

WHEREAS, upon any termination of the Agreement, the Assignors have the right to purchase the policy from the Assignee and to thereafter obtain the cash surrender value of the policy;

WHEREAS, as a result of the Assignors’ right to obtain the cash surrender value of the policy upon a termination of the Agreement, the Agreement does not satisfy the exemption for death benefit only plans under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the parties are concurrently amending the Agreement in order to grandfather the Agreement for purposes of Section 409A of the Code (the “Amendment”), with the amount of the grandfathered cash surrender value to be determined in accordance with the “proportional allocation method” set forth in Notice 2007-34 issued by the Internal Revenue Service (the “IRS”);

WHEREAS, the Agreement is currently deemed to be grandfathered under Treasury Regulation §1.61-22, which grandfathering treatment under the split dollar regulations would normally be lost in the event of a material modification of the Agreement;

WHEREAS, Part III.D.2 of IRS Notice 2007-34 expressly states that a modification of a split-dollar life insurance arrangement necessary to avoid the application of Section 409A of the Code will not be treated as a material modification of the arrangement for purposes of Treasury Regulation §1.61-22(j);

WHEREAS, the Amendment to the Agreement satisfies the requirements in Part III.D.2 of IRS Notice 2007-34 for having the Agreement no longer be subject to Section 409A of the Code, and the Amendment does not materially enhance the value of the benefits to the Director under the Agreement;

WHEREAS, Section 10 of the Agreement permits the parties to amend the Agreement by a written instrument signed by each of the parties and attached to the Agreement;

WHEREAS, the parties desire to amend and restate the Prior Assignment in order to make similar changes to have the Collateral Assignment be grandfathered for purposes of Section 409A of the Code;

WHEREAS, the parties do not expect or intend to make any material modifications to the Collateral Assignment which would result in the grandfathering treatment being lost under either Treasury Regulation §1.61-22 or Section 409A of the Code; and

WHEREAS, the Assignee, by accepting this Agreement, agrees to the terms and conditions hereof;

NOW, THEREFORE, in consideration of the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the parties hereby amend and restate the Prior Assignment to read in its entirety as follows:

ASSIGNMENT

1.           For value received, the Assignors hereby assign, transfer and set over to the Assignee, and the Assignee’s successors and assigns, certain rights in and to the Policy hereinafter set forth, subject to all the terms and conditions of the Policy and to all superior liens, if any, which the Insurer may have against the Policy.

2.           It is expressly agreed that the following specific rights are included in this Assignment and pass by virtue hereof:

(a)           The sole right to surrender the Policy at any time provided by the terms of the Policy and at such other times as the Insurer may allow, and to receive that portion of the Total Cash Surrender Value (as hereinafter defined) equal to the sum of (i) the Assignee’s Aggregate Premiums Paid (as hereinafter defined), and (ii) the Non-Grandfathered Cash Surrender Value (as hereinafter defined) of the Policy.

(b)           The right to obtain one or more loans or advances on the Policy, to the extent of the Assignee’s Aggregate Premiums Paid (as hereinafter defined), either from the Insurer or, at any time, from other persons, and to pledge or assign the Policy as security for such loans or advances.

(c)           The sole right to collect and receive all distributions or share of surplus, dividend deposits or additions to the Policy now or hereafter made or apportioned thereto, and to exercise any and all options contained in the Policy with respect thereto; provided, that unless and until the Assignee shall notify the Insurer in writing to the contrary, the distributions or shares of surplus, dividend deposits and additions shall continue on the plan in force at the time of this Assignment.

(d)           The sole right to exercise all nonforfeiture rights permitted by the terms of the Policy or allowed by the Insurer and to receive all benefits and advantages derived therefrom.

3.           It is expressly agreed that all other rights in the Policy, including the following specific rights, so long as the Policy has not been surrendered, are reserved and excluded from this Assignment and do not pass by virtue hereof:

(a)           The right to collect from the Insurer any disability benefit payable in cash that does not reduce the amount of insurance;

(b)           The right to obtain one or more loans or advances on the Policy, to the extent of any Grandfathered Cash Surrender Value (as hereinafter defined) in excess of the Assignee’s Aggregate Premiums Paid (as hereinafter defined), either from the Insurer or, at any time, from other persons, and to pledge or assign the Policy as security for such loan or advances.

(c)           The right to designate and change the beneficiary and to have any death proceeds in excess of the Assignee’s interest in any death proceeds set forth above paid to such beneficiary;

(d)           The right to elect any optional mode of settlement permitted by the Policy or allowed by the Insurer; but the reservation of these rights shall in no way impair the right of the Assignee to surrender the Policy completely with all its incidents or impair any other right of the Assignee hereunder, and any designation or change of beneficiary or election of a mode of settlement shall be made subject to this Assignment and to the rights of the Assignee hereunder.

4.            For purposes of this Assignment:

(a)           The Total Cash Surrender Value of the Policy at any time equals at such time the cash value set forth in the Policy’s table of values, plus the cash value of any paid-up additions, plus any dividend accumulations and unpaid dividends, less any policy loans to the Assignee and accrued interest thereon.

(b)           The Aggregate Premiums Paid at any time equal the cumulative premiums paid by the Assignee, reduced by the amount of any policy dividends paid in cash to the Assignee or used to reduce or offset such premiums, and further reduced by any policy loans to the Assignee and accrued interest thereon and by any amount received by the Assignee from the Assignors or the Insured for the economic benefit under the split-dollar arrangement.

(c)           The Grandfathered Cash Surrender Value of the Policy at any time shall be determined in accordance with the “proportional allocation method” described in Part III.A.2 of IRS Notice 2007-34 or any successor thereto.  Under such method, the Grandfathered Cash Surrender Value as of any valuation date shall equal the greater of (i) the Total Cash Surrender Value of the Policy that was earned and vested at December 31, 2004, and (ii) an amount equal to the Total Cash Surrender Value on the valuation date multiplied by a fraction, the numerator of which is the sum of the grandfathered premiums actually paid on the Policy and the denominator of which is the sum of all premiums actually paid on the Policy by the valuation date.  Grandfathered premiums shall include both premiums actually paid on or before December 31, 2004 that were earned and vested (as defined in Treas. Reg. §1.409A-6(a)(2)) as of December 31, 2004 and premiums paid after such date pursuant to a legally binding right that was earned and vested (as defined in Treas. Reg. §1.409A-6(a)(2)) as of such date.

(d)           The Non-Grandfathered Cash Surrender Value of the Policy at any time shall equal the Total Cash Surrender Value at such time minus the Grandfathered Cash Surrender Value at such time.

5.            The Assignee shall, upon request, if the Policy is in the possession of the Assignee, forward the Policy to the Insurer for endorsement of any designation or change of beneficiary and election of optional modes of settlement, or the exercise of any other right reserved by the Assignors.

6.            The Insurer is hereby authorized to recognize the Assignee's claims to rights hereunder without investigating the reason for any action taken by the Assignee, or the existence, validity or amount of any liability of the Assignors to the Assignee, or the existence of any default therein, or the giving of any notice, or the application to be made by the Assignee of any amounts to be paid to the Assignee.

7.            The Assignee will not exercise the right to surrender the Policy or (except for the purpose of paying premiums) the right to obtain policy loans from the Company, until there has been a default in any liability  of the Assignors to the Assignee or a failure to pay any premium when due, nor until 20 days after the Assignee shall have mailed, by first-class mail, to the Assignors at the addresses last supplied in writing to the Assignee specifically referring to this assignment, notice of intention to exercise such right.

8.           Payment by the Insurer of all death proceeds shall be a full discharge and release to the Insurer and shall be binding on all parties claiming any interest under the Policy.

9.           The Insurer provides this form for the convenience of its policyholders and is not responsible for its validity or effect.

10.         All provisions of this Assignment shall be binding on the executors, administrators, successors or assigns of the Assignors.

IN WITNESS WHEREOF, the Assignors and the Assignee have duly executed this Amended and Restated Split-Dollar Collateral Assignment as of the Effective Date.

____________________________________________	____________________________________________________
Witness	Joseph W. Packer, Jr., Assignor

____________________________________________	____________________________________________________
Witness	Diane B. Packer, Assignor

PRUDENTIAL SAVINGS BANK, Assignee

____________________________________________	By: _________________________________________________
Witness	Thomas A. Vento, President and
Chief Executive Officer

TYPE OF PLAN:
(Check One)	X Employer Pay-All	_____ Economic Benefit Offset

_ Uniform Payment